Exhibit 10.42

AMENDMENT TO SERIES E CONVERTIBLE PREFERRED STOCK

This Amendment to Series E Convertible Preferred Stock (the “Series E Amendment”), dated as of the 24 day of January 2017, is by and between Inventergy Global, Inc., a Delaware corporation (the “Company”) and the undersigned holder (the “Holder”) of the Series E Convertible Preferred Stock (the “Preferred Stock”), which shares of Preferred Stock were issued pursuant to the Securities Purchase Agreement, dated as of July 21, 2016 (the “Purchase Agreement”) and with the terms and conditions set forth in that certain Certificate of Designation issued in connection therewith (the “Certificate of Designation” and collectively with the Purchase Agreement, the “Agreements”). Capitalized terms that are not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement and Certificate of Designation.

WHEREAS, pursuant to the Agreements, the Optional Redemption Amount is 144% of the aggregate Conversion Amount then outstanding plus all damages and other amounts due in respect thereof and increases to 165% after January 25, 2017; and

WHEREAS, the Holders of the Preferred Stock can convert up to 970,000 shares (in aggregate and in proportion to their respective ownership of the Preferred Stock) after January 25, 2017 and the remainder after the Company has received Shareholder Approval; and

WHEREAS, the Company has filed a definitive proxy statement with the Commission that sets March 8, 2017 as the date for the vote to seek Shareholder Approval, such that the shareholders at that time are also voting on a provision that would allow the board to adjourn the meeting if insufficient votes/proxies had not been received to pass all of the measures on the proxy to continue to solicit proxies and then reconvene to pass the measures.

In consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby as follows:

1.	The adjustment to the Conversion Price as set forth in Section 6(b) of the Certificate of Designation that would otherwise occur after January 25, 2017 is hereby amended so that such adjustment does not take effect until after March 8, 2017.

2.	The Optional Redemption Amount after January 25, 2017 shall increase to 170% of the aggregate Conversion Amount then outstanding plus all damages and other amounts due in respect thereof.

3.	If the Preferred Stock is not redeemed on or before January 25, 2017, then the Company shall issue to the Holders, in the aggregate and ratably according to shares of Preferred Stock held by the Holders, common stock purchase warrants to purchase up to 1,000,000 shares of Common Stock with an exercise price of $0.60, not exercisable for six months and a term of 5.5 years, which common stock warrant shall be in the form of the Warrants issued pursuant to the Purchase Agreement (“Amendment Warrant”).

4.	The Holder consents to the issuance of Common Stock and/or Common Stock Equivalents, and waives any restrictions, rights or adjustments of any kind to any securities of the Company in the event that the proceeds of such Subsequent Issuance redeem in full all of the Preferred Stock then outstanding (such issuance, a “Subsequent Issuance”) The Holder hereby agrees that this Series E Amendment also has the effect of amending the definitions of “Exempt Issuance” under the Securities Purchase Agreements, dated January 21, 2016, May 16, 2016, October 5, 2016 and the Purchase Agreement to include a Subsequent Issuance and the issuance of the Amendment Warrant.

5.	In the event that the Holder exercises any Common Stock purchase warrants held by it for cash, such cash shall be first used for the Optional Redemption of any shares of Preferred Stock held by the Holder and then for the Optional Redemption of shares held by the other Holders of Preferred Stock on a pro-rata basis of ownership of the Preferred Stock. In the event that there is any exercise for cash by another holder of Common Stock purchase warrants and such holder does not hold shares of Preferred Stock, the proceeds from any such exercise shall be first used for the Optional Redemption of any shares of Preferred Stock held by the Holders on a pro-rata basis of ownership of the Preferred Stock.

This amendment shall not be effective unless at least a majority in interest of the Preferred Stock provide the same amendments hereunder (or, in the case of the amendments pursuant to Section 4, the majority in interest under the applicable securities purchase agreement). Promptly following the effectiveness of this amendment, the Company shall issue a press release announcing the material terms of this amendment. The Company represents and warrants that the terms of the amendments given by any other holders of Preferred Stock are no more favorable to such holders than the terms set forth hereunder. Except as specifically provided herein, the execution, delivery and effectiveness of this amendment provided for hereunder shall not operate as an amendment or waiver of any other provisions of the Purchase Agreement or Certificate of Designation, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith. This amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

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IN WITNESS WHEREOF, this Series E Amendment has been duly executed as of the day and year first written above.

INVENTERGY GLOBAL, INC.

By:	/s/ Joseph W. Beyers
Name:	Joseph W. Beyers
Title:	Chairman & CEO

Name of Holder:

Signature of Authorized Signatory of Holder:

Name of Authorized Signatory:

Title of Authorized Signatory: